UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

        On March 15, 2001 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS FIRST QUARTER 2001 RESULTS
AND CHANGE IN ACCOUNTING METHODS

METAIRIE, LA, March 15, 2001 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today its results for the first quarter of fiscal year 2001 and changes in its methods of accounting. The financial results for the first quarter of 2001 reflect the adoption of the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). Unless stated otherwise, all 2000 results are presented on a pro forma basis to reflect the change in accounting methods as if they had been implemented at the beginning of fiscal year 2000.

The Company has filed a Form 8-K dated March 14, 2001 which includes (1) the Company's letter to the SEC confirming its understanding of the application of SAB 101 to the Company's accounting, (2) a detailed comparison of the Company's previous accounting and its new accounting under SAB 101, (3) the statement of earnings for the quarters for fiscal years 1999 and 2000 restated on a pro forma basis as if the change in accounting had been in place for all periods presented, and (4) the statement of cash flows for fiscal year 2000 restated on a pro forma basis as if the change in accounting had been in place for that period.

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The Company announced that net earnings for the first quarter of fiscal year 2001, which ended January 31, were $16.8 million, or $.16 per share, compared to pro forma net earnings of $16.7 million or $.16 per share for the first quarter of fiscal year 2000. Fiscal year 2001 results exclude the $250.0 million after-tax ($2.34 per share) cumulative effect of the change in accounting principles recorded in the first quarter of fiscal year 2001 as a result of implementing SAB 101. The adoption of SAB 101 creates a backlog of approximately $1 billion of revenue to be recognized in the future as these prepaid products and services are delivered. When added to our pre-SAB 101 funeral backlog, the Company now has a backlog of approximately $2.5 billion of expected future revenue. Net loss for the first quarter of fiscal year 2001, after the cumulative effect of the change in accounting principles, was $233.2 million, or $2.18 per share.

Cash flow from operations for the first quarter of fiscal year 2001 was over $14.5 million on revenues of $176.7 million, compared to pro forma cash flow used by operations of $4.1 million for the first quarter of fiscal year 2000 on pro forma revenues of $187.8 million.

William E. Rowe, President and Chief Executive Officer, stated, "Before the cumulative effect of the accounting change, we achieved earnings per share of $.16 in the current quarter compared to $.16 reported for the first quarter of 2000, as presented on a pro forma basis. We are very proud of our management team and employees who have produced strong operating performance in the first quarter in spite of the uncertainty surrounding SAB 101 and the resulting changes to our preneed sales program. We think this says a lot about the stability of the industry and the strength of our company and our management team."

During the quarter, the Company made $25 million of regularly scheduled principal payments and $57 million of additional principal payments to reduce the outstanding balance on its revolving credit facility. As a result, as of March 9, 2001, the Company had outstanding long-term debt of $868.2 million. Since the first quarter of fiscal year 2000, the Company has reduced its debt with nearly $100 million in principal payments.

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With only $4 million in remaining maturities in fiscal year 2001 and cash and marketable securities of over $75 million as of March 9, 2001, liquidity is not an immediate short-term concern. However, with long-term debt maturities of $500.5 million, $228.6 million and $112.2 million in fiscal years 2002, 2003 and 2004, respectively, management of liquidity and capitalization represents a significant priority for the Company.

Mr. Rowe added, "We are working hard to restructure and reduce our debt and to address our scheduled debt maturities. We are confident that successful implementation of our strategies will alleviate our liquidity issues. Our faith in Stewart Enterprises is demonstrated by the fact that our senior executive officers elected to receive Company stock with a fair market value equal to the net cash otherwise available to us, after deductions, for our fiscal year 2000 bonuses, thereby increasing management's equity ownership in the Company."

Management continues to work with an investment banking firm in evaluating the possible sale of some or all of its foreign operations. Currently, the Company is in discussions with several interested parties. Mr. Rowe stated, "We believe these discussions are going well, and we hope to have something of substance to report during our third quarter."

During the first quarter, funeral revenues were $107.4 million compared to pro forma funeral revenues of $114.7 million for the first quarter of 2000. The Company believes the decrease resulted principally from a decline in the number of deaths in markets in which it operates. The Company experienced an increase in the average revenue per call from its core domestic operations of 1.4 percent, which partially offset the impact of lower deaths during the quarter.

Brian J. Marlowe, Chief Operating Officer, commented, "We did experience a softness in the at-need market in the first quarter of 2001 as compared to the first quarter of 2000. Quarterly variances are not unusual. In fact, last year our funeral calls were up substantially in the first quarter and, just as we anticipated then, the activity stabilized by the end of the year. We expect the activity to stabilize again this year."

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Cemetery revenues for the first quarter were $69.3 million compared to pro forma cemetery revenues of $73.1 million for the first quarter of 2000. The decrease was due primarily to reduced preneed cemetery property sales compared to last year, coupled with a decline in the number of deaths in markets where the Company operates. Preneed cemetery property sales were higher in the first quarter of fiscal year 2000, before the Company modified its preneed sales strategies for increased cash retention. The Company's modified preneed sales strategies were in effect in the fourth quarter of 2000, and cemetery revenues in the first quarter of 2001 improved modestly over pro forma cemetery revenues of $68.6 million in the fourth quarter of 2000.

Mr. Marlowe added, "We are pleased to see a positive trend in our cemetery revenues on a sequential basis. We feel that, as a result of the changes we have made, we now have our sales organization producing higher-quality and more profitable sales. In fact, when compared to the first quarter of 2000, notwithstanding the decline in revenue in the cemetery segment, our cemetery margins have improved 600 basis points, and cemetery gross profit in the current quarter was higher than in any quarter of 2000."

Mr. Rowe commented, "Our business is multi-faceted, and over the long-term, our business is very predictable and stable. In the shorter term, we must focus on the things that we can impact and improve. These are cash flow, debt reduction, average revenue per call and preneed sales. We have made these priorities and have already seen improvements in these areas."

FIRST QUARTER RESULTS

All 2001 results discussed below reflect the effect of the change in accounting methods, and all 2000 results are presented on a pro forma basis to reflect the change in accounting methods as if they had been implemented at the beginning of fiscal year 2000, unless otherwise stated.

  Revenues were $176.7 million compared to $187.8 million (pro forma) in the first fiscal quarter of 2000.
  Gross profit was $43.1 million compared to $45.4 million (pro forma) for the first quarter last year.
  EBITDA was $63.3 million compared to $62.5 million (pro forma) for the first quarter last year.
  Interest expense, net, in the first quarter of 2001 includes gross interest expense of $15.4 million offset by investment income of $2.1 million compared to $14.9 million for the first quarter of 2000 offset by $300,000 of investment income in the first quarter of 2000.

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  Depreciation and amortization was $21.5 million compared to $21.3 million (pro forma) for the first quarter of 2000.
  Net earnings were $16.8 million or $.16 per share, compared to $16.7 million or $.16 per share (pro forma) in the first quarter of 2000, excluding the $250.0 million after-tax ($2.34 per share) cumulative effect of the change in accounting principles recorded in fiscal year 2001 as a result of implementing SAB 101.
  Operating cash flow was over $14.5 million compared to a use of $4.1 million (pro forma) for the first quarter last year.
  Excluding the effect of the accounting change in 2001, net earnings would have been $13.1 million or $.12 per diluted share.

FUNERAL RESULTS
  Funeral revenues were $107.4 million compared to $114.7 million (pro forma) in the first quarter of 2000.
  Funeral revenues from the Company's core operations decreased 7.9 percent compared to the corresponding period in 2000 (pro forma) due primarily to a decline in the number of deaths in markets where the Company operates.
  In addition, the Company experienced a 1.4 percent increase in the average revenue per domestic funeral service performed by its core operations, offset by a 6.1 percent decrease in the number of domestic funeral services performed by those operations.
  Of the total funerals performed in the first quarter of 2001, 19.9 percent were delivered out of the Company's backlog of preneed funerals, as compared to 19.4 percent in the first quarter of 2000.
  Domestic cremations as a percentage of total domestic funerals performed were 36.9 percent compared to 34.8 percent in the comparable period of 2000.

CEMETERY RESULTS
  Cemetery revenues for the first quarter of 2001 were $69.3 million compared to $73.1 million (pro forma) in the first quarter of 2000.

PREARRANGED FUNERAL AND CEMETERY BACKLOG
  As of January 31, 2001, the Company had a funeral and cemetery backlog that is expected to generate approximately $2.5 billion in future revenue.

Forward-looking statements are based on assumptions about future events and are therefore inherently uncertain; actual results may differ materially from those projected. See cautionary statements below.

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Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in North America, currently owning and operating 613 funeral homes and 161 cemeteries in North America, South America, Europe and the Pacific Rim.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 982-3472. From outside the continental United States, call (703) 871-3022. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises' website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company's website until March 29, 2001. Additional investor information is available at http://www.stewartenterprises.com.

Statements made herein that are not historical facts are forward-looking statements. The Company's actual results could differ materially due to several important factors including the following: the economy, death rate, competition and consumer preferences in the Company's domestic and foreign markets; the Company's ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company's ability to access capital markets including the secondary equity and debt markets; the Company's ability to achieve economies of scale and manage growth; the performance of acquired businesses; the Company's success with its internal growth strategies, operating initiatives, and cash flow initiatives; the effects and timing of possible asset sales and the implementation of SAB 101; the Company's ability to enter new markets; the effect of unanticipated legal proceedings and unanticipated outcomes of legal proceedings; and changes in accounting policies and practices adopted voluntarily or required to be adopted by generally accepted accounting principles. Such factors, and others, are more fully described in Item 7 of the Company's Form 10-K for the year ended October 31, 2000. The Company assumes no obligation to update information contained herein.
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STEWART ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
(Dollars in thousands, except per share amounts)

                                                                                   Three Months Ended January 31,
                                                                        ----------------------------------------------
                                                                             2001            2000            2000
                                                                        --------------  --------------  --------------
                                                                                        (Pro forma)(1)  (As  reported)
Revenues:
  Funeral                                                               $      107,349  $      114,705  $      122,646
  Cemetery                                                                      69,341          73,139          70,314
                                                                        --------------  --------------  --------------
     Total revenues                                                            176,690         187,844         192,960
                                                                        --------------  --------------  --------------
Costs and expenses:
  Funeral                                                                       82,606          84,283          87,913
  Cemetery                                                                      50,999          58,172          56,339
                                                                        --------------  --------------  --------------
     Total costs and expenses                                                  133,605         142,455         144,252
                                                                        --------------  --------------  --------------
  Gross profit                                                                  43,085          45,389          48,708
Corporate general and administrative expenses                                    4,161           5,260           5,260
                                                                        --------------  --------------  --------------
  Operating earnings                                                            38,924          40,129          43,448
Interest expense, net                                                          (13,279)        (14,583)        (14,583)
Other income, net                                                                  835             806             806
                                                                        --------------  --------------  --------------
  Earnings before income taxes and cumulative effect
       of change in accounting principles                                       26,480          26,352          29,671
Income taxes                                                                     9,665           9,619          10,830
                                                                        --------------  --------------  --------------
  Earnings before cumulative effect of change in accounting principles          16,815          16,733          18,841
Cumulative effect of change in accounting principles,
  net of a $166,669 income tax benefit                                        (250,004)           -               -
                                                                        --------------  --------------  --------------
  Net earnings (loss)                                                   $     (233,189) $       16,733  $       18,841
                                                                        ==============  ==============  ==============
Basic earnings per common share:
  Earnings before cumulative effect of change in
       accounting principles                                            $         0.16  $         0.16  $         0.18
  Cumulative effect of change in accounting principles                           (2.34)           -               -
                                                                        --------------  --------------  --------------
  Net earnings (loss)                                                   $        (2.18) $         0.16  $         0.18
                                                                        ==============  ==============  ==============
Diluted earnings per common share:
  Earnings before cumulative effect of change in
      accounting principles                                             $         0.16  $         0.16  $         0.18
  Cumulative effect of change in accounting principles                           (2.34)           -               -
                                                                        --------------  --------------  --------------
  Net earnings (loss)                                                   $        (2.18) $         0.16  $         0.18
                                                                        ==============  ==============  ==============
Weighted average common shares outstanding (in thousands):
  Basic                                                                        106,962         106,273         106,273
                                                                        ==============  ==============  ==============
  Diluted                                                                      106,963         106,273         106,273
                                                                        ==============  ==============  ==============
Dividends per common share                                              $         -     $         0.02  $         0.02
                                                                        ==============  ==============  ==============

(1)    Reflects change in the Company's accounting methods, effective November 1, 2000.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.
March 15, 2001	/s/ Michael G. Hymel Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller